UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 8-K/A



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 April 4, 2000
                 Date of Report (Date of earliest event reported)


                                 OM GROUP, INC.
             (Exact Name of Registrant as specified in its charter)



     Delaware                       0-22572                  52-1736882
(State or other                  (Commission                IRS Employer
jurisdiction of                    File No.)            Identification No.)
 incorporation)



                               50 Public Square
                             3500 Terminal Tower
                         Cleveland, Ohio 44113-2204
             (Address of principal executive offices and zip code)


                               (216) 781-0083
             (Registrant's telephone number, including area code)


                                     N/A
           Former name or former address, if changed since last report



EXPLANATORY NOTE: Pursuant to Item 7(a)(4) of Form 8-K, this Form 8-K/A amends the Registrant's Form 8-K filed on April 18, 2000, to include the historical financial statements and pro forma financial information required by
Item 7(a) and (b).

ITEM 2  AQUISITION OR DISPOSITION OF ASSETS

        On April 4, 2000, OM Group, Inc. (OMG) completed the acquisition of the stock of Outokumpu Nickel Oy (OKN) for a cash purchase price of $173.2 million. OKN manufactures, distributes and sells a broad range of nickel products, principally plating and alloy grade cathodes and briquettes.


ITEM 7  FINANCIAL STATEMENTS AND EXHIBITS

        (a)  Financial Statements of Businesses Acquired

             The following financial statements of OKN are filed as part of this Current Report on Form 8-K/A:

             1. Balance Sheets as of December 31, 1999 and March 31, 2000;

             2. Statements of Operations for the year ended December 31, 1999 and the three months ended March 31, 2000 and 1999;

             3. Statements of Division Equity for the year ended December 31,
                1999 and the period ended March 31, 2000;

             4. Statements of Cash Flows for the year ended December 31, 1999 and the three months ended March 31, 2000 and 1999.

        (b)  Pro Forma Financial Information

             1. Pro Forma Combined Condensed Balance Sheet as of March 31,
                2000;

             2. Pro Forma Combined Statements of Income for the year ended
                December 31, 1999 and the three months ended March 31, 2000.

        (c)  Exhibits

             (23.1) Consent of Tilintarkastajien Oy Ernst & Young

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 19, 2000                      OM GROUP, INC


                                   /s/ James M. Materna
                                   -------------------------------
                                   James M. Materna
                                   Chief Financial Officer
                                   (Duly authorized signatory of OM Group, Inc.)

To the Board of Directors
OM Group, Inc.



We have audited the accompanying balance sheet of Outokumpu Nickel Oy (formerly an operating division of Outokumpu Harjavalta Metals Oy, a wholly owned subsidiary of Outokumpu Oyj) as of December 31, 1999, and the related statements of operations, division equity and cash flows for the year then ended. These financial statements are the responsibility of Division management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Outokumpu Nickel Oy at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



June 19, 2000                                 Tilintarkastajien Oy Ernst & Young
Helsinki, Finland                             Authorized Accounting Firm


                                              /s/ Carl Gustaf af Hallstrom
                                              ----------------------------
                                              Carl Gustaf af Hallstrom
                                              Authorized Public Accountant
<PAGE)
                             Outokumpu Nickel Oy
                               Balance Sheets
                            (Millions of dollars)

                                                December 31,       March 31,
                                                   1999             2000
                                                                 (Unaudited)
                                               ------------       ---------
ASSETS

Current assets
  Cash and cash equivalents                       $  -              $  -
  Accounts receivable                               63.7              84.0
  Inventories                                       72.3              53.5
  Deferred taxes                                     9.0              11.1
                                                  ------            ------
    Total current assets                           145.0             148.6

Property, plant and equipment
  Buildings                                         28.9              27.5
  Machinery and equipment                          102.4              98.5
  Assets under construction                          1.2               0.4
                                                  ------            ------
                                                   132.5             126.4
  Less accumulated depreciation                     46.2              46.5
                                                  ------            ------
                                                    86.3              79.9

Other assets                                         4.3               4.2

                                                  ------            ------
Total assets                                      $235.6            $232.7
                                                  ======            ======

LIABILITIES AND DIVISION EQUITY

Current liabilities
  Bank debt                                       $  7.9            $  -
  Payable to parent company                                           42.6
  Accounts payable                                  73.2              69.5
  Other accrued expenses                             3.0               2.1
                                                  ------            ------
    Total current liabilities                       84.1             114.2

Payable to parent company                           68.0              68.1
Deferred income taxes                               13.7              12.7
Other long-term liabilities                          0.2               0.2

Division equity                                     69.6              37.5

                                                  ------            ------
Total liabilities and division equity             $235.6            $232.7
                                                  ======            ======


See accompanying notes to financial statements.

                               Outokumpu Nickel Oy
                            Statements Of Operations
                              (Millions of dollars)


                                            Year Ended     Three Months Ended
                                            December 31,        March 31,
                                                1999         1999         2000
                                            ------------   -------------------
                                                               (Unaudited)

Net sales                                      $341.5        $63.9      $150.0
Cost of products sold                           330.1         58.9       127.0
                                               ------        -----      ------
                                                 11.4          5.0        23.0

Selling, general and administrative expense       6.1          1.5         2.0
                                               ------        -----      ------
Income from operations                            5.3          3.5        21.0

Other income (expense)
  Interest expense                               (6.5)        (1.7)       (1.7)
  Interest income                                 1.9          0.4         0.9
  Foreign exchange loss                         (11.5)        (5.7)       (6.0)
                                               ------        -----      ------
                                                (16.1)        (7.0)       (6.8)

                                                ------        -----      ------
(Loss) income before income taxes               (10.8)        (3.5)       14.2

Income (benefit) taxes                           (3.0)        (1.0)        4.1

                                               ------        -----      ------
Net (loss) income                              $ (7.8)       $(2.5)     $ 10.1
                                               ======        =====      ======
See accompanying notes to financial statements.


                            Outokumpu Nickel Oy
                        Statements Of Division Equity
                            (Millions of dollars)

Division equity at January 1, 1999                   $72.4
Net loss                                              (7.8)
Translation adjustment                                 0.4
Transfer from Parent                                   4.6
                                                      ----
Division equity at December 31, 1999                  69.6
Net income (unaudited)                                10.1
Translation adjustment (unaudited)                    (3.6)
Transfer to Parent (unaudited)                       (38.6)
                                                     -----
Division equity at March 31, 2000 (unaudited)        $37.5
                                                     =====

See accompanying notes to financial statements.

                               Outokumpu Nickel Oy
                             Statements Of Cash Flows
                              (Millions of dollars)


                                               Year Ended    Three Months Ended
                                              December 31,       March 31,
                                                  1999        1999         2000
                                              ------------  -------------------
                                                                (Unaudited)

OPERATING ACTIVITIES
Net (loss) income                               $ (7.8)      $ (2.5)     $ 10.1
Adjustment to reconcile net income to net
  cash provided by operating activities:
Depreciation and amortization                     12.5          3.3         2.6
Deferred income taxes                             (6.2)         3.4        (2.7)
Change in operating assets and liabilities:
  Increase in accounts receivables               (50.0)       (28.6)      (23.7)
  (Increase) decrease in inventories             (26.4)       (14.5)       15.5
  Decrease in other assets                          -            -          0.3
  Increase (decrease) in accounts payable
    and other accrued expenses                    66.7         19.6        (1.1)
                                                ------       ------      ------
    Net cash (used in )provided by
      operating activities                       (11.2)       (19.3)        1.0

INVESTING ACTIVITIES
Purchase of property, plant and equipment         (4.2)        (1.1)       (1.9)
Proceeds from sales of equipment                   0.7
                                                 ------       ------      ------
   Net cash used in investing activities          (3.5)        (1.1)       (1.9)

FINANCING ACTIVITIES
Bank borrowings                                    7.0           -           -
Repayments of bank debt                             -          (1.4)       (7.7)
Transfer from parent, net                          4.6         22.4         7.4
                                                 ------       ------      ------
  Net cash provided by (used in)
    financing activities                          11.6         21.0        (0.3)

Effect of exchange rate changes on cash
  and cash equivalents                             3.1         (0.6)        1.2

Increase in cash and cash equivalents              0.0          0.0         0.0

Cash and cash equivalents at beginning
  of period                                        0.0          0.0         0.0

                                                ------       ------      ------
Cash and cash equivalents at end of period      $  0.0       $  0.0      $  0.0
                                                ======       ======      ======



See accompanying notes to financial statements.

                                Outokumpu Nickel Oy
                          Notes To Financial Statements
                               (Millions of dollars)


A.  ORGANIZATION AND BUSINESS

    Outokumpu Nickel Oy (the "Company") owns and operates a nickel refinery plant in Harjavalta, Finland. The Company was formerly an operating division of Outokumpu Harjavalta Metals Oy ("OKHA" or "Parent"), a subsidiary of Outokumpu Oyj ("OKO"). As a result of a de-merger process, the nickel refining operations were transferred by OKHA to a new legal entity, Outokumpu Nickel Oy, as of March 31, 2000.

B.  SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION

    The Company recognizes revenue from sales at the time of shipment to the customer.

    INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined principally by the last-in, first-out ("LIFO") method.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at historical cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful life of the assets, which range from 10 to 25 years for buildings and 5 to 15 years for machinery and equipment.

    Property, plant and equipment is assessed for impairment when operating profits for the related business indicate that the carrying value may not be recoverable. If events and circumstances indicate that property, plant and equipment might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss should be recognized.

    INCOME TAXES

    Income (loss) before income taxes is included in the consolidated income tax returns of OKHA. For financial reporting purposes, income tax expense is allocated to the Company by OKHA on a separate return basis giving effect to permanent differences, which are not taxable or deductible. Deferred income taxes are recorded by OKHA and allocated to the Company in amounts corresponding to the Company's underlying temporary differences.

    FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company is the Euro. Accordingly, the accompanying financial statements are translated into U.S. dollars at year end exchange rates as to assets and liabilities and weighted average exchange rates as to revenues and expenses. The resulting translation adjustments are recorded as a component of division equity.

    RESEARCH AND DEVELOPMENT

    Selling, general and administrative expenses include an allocation of OKHA's research and development costs of $2.3 in 1999.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying unaudited financial statements of the Company as of March 31, 2000, and for the three-month periods ended March 31, 1999 and 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company must adopt SFAS No. 133 no later than the first quarter of 2001. Adoption of this Statement is not expected to have a material effect on earnings or the financial position of the Company.

C.  INVENTORIES

    Inventories are classified as follows:
                                                  (Unaudited)
                                  December 31,      March 31,
                                      1999            2000
                                  -----------      ----------
    Raw material                    $ 61.9          $ 40.4
    Work in process                   23.5            37.5
    Finished goods                    16.1            10.4
                                    ------          ------
                                     101.5            88.3
    LIFO reserve                     (29.2)          (34.8)
                                    ------          ------
    Total inventories               $ 72.3          $ 53.5
                                    ======          ======

D.  FINANCIAL INSTRUMENT

    Bank debt at December 31, 1999 accrues interest at 6.3%, which is paid quarterly. The debt was repaid in March 2000.

E.  INCOME TAXES

    The Company's effective tax rate of 28% and 29% in 1999 and 2000, respectively, is equal to the statutory tax rate in Finland for these respective years.

F.  EMPLOYEE BENEFIT PLANS

    The Company has a defined contribution plan covering all employees. Plan expenses were $1.3 in 1999.

G.  RELATED PARTIES

    The Company's Harjavalta, Finland production facility is situated on property owned by OKHA. OKN and OKHA share certain physical facilities, services and utilities under agreements with varying expiration dates. The land on which the OKN plant is located is leased with an initial term of 50 years and annual lease costs of $.1.

    Certain raw materials are procured from or with the assistance of OKHA. Amounts paid to OKHA affiliates pursuant to these arrangements amounted to approximately $14.9 in 1999. As a result of the de-merger process (see
    Note A), OKN has entered into a raw material tolling agreement with OKHA. Amounts paid to OKHA pursuant to this tolling arrangement are expected to approximate $13.8 in 2000. OKN sells certain finished products and by-products to OKHA. Amounts received from OKO and affiliates, pursuant to these arrangements, amounted to approximately $134.4 in 1999. OKN also sells certain finished products to OMG Kokkola Chemicals Oy (OKC), a subsidiary of OM Group, Inc. ("OMG")(see Note J). Amounts received from OKC pursuant to these arrangements approximated $31.7 in 1999.

    The payable to parent company is denominated in U.S. dollars. Accordingly, this gives rise to foreign exchange gains and losses which appear in the Statements of Operations. Interest is charged based upon OKO's base borrowing rate; the interest rate at December 31, 1999 was 7.6%.

H.  COMMITMENTS AND CONTINGENCIES

    As a result of the de-merger process (see Note A) OKHA assigned all existing raw material agreements to OKN. These include supply agreements with Western Mining Corporation, OKO, and Mineracao Serra da Fortaleza Ltda. to procure the Company's raw material needs. The cost of the raw materials obtained will be based upon the prevailing market price as material is received.

I.  REPORTABLE SEGMENT AND GEOGRAPHIC DATA

    The Company manufactures and sells various nickel products, principally plating and alloy grade cathodes and briquettes. These nickel products, manufactured at the Company's nickel refinery plant in Harjavalta, Finland, are used in a wide variety of end products including stainless steel, non-ferrous alloys and alloy steels. The Company operates in a single business segment serving numerous customers, the majority of which are located in Europe. Two customers individually accounted for 33% and 12% of net sales in 1999.


J.  SUBSEQUENT EVENT

    On April 4, 2000, the Company was acquired by OMG, headquartered in Cleveland, Ohio, for approximately $173.2 million. The acquisition will be accounted for by the purchase method of accounting.

                   OM Group, Inc. and Outokumpu Nickel Oy
           Unaudited Pro Forma Combined Condensed Financial Statements



The following unaudited pro forma combined condensed financial statements have been prepared by OMG's management. These financial statements reflect OMG's acquisition of OKN and combine for the periods or date indicated the historical consolidated financial statements of OMG and OKN, using the purchase method of accounting.

The unaudited pro forma combined condensed balance sheet reflects the adjustments as if the acquisition had occurred on March 31, 2000. The unaudited pro forma combined statements of income reflect adjustments as if the acquisition had occurred at the beginning of the period presented. These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of OMG and OKN. The pro forma financial statements include preliminary estimates and assumptions which OMG's management believes are reasonable. The pro forma results are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future, and do not include any cost savings or other effects of the planned integration of OMG and OKN. OKN's 1999 statement of income is based on LIFO accounting during a period in which the price of nickel rose from historic lows below $2.00/lb to nearly $4.00/lb, and reflects the Euro as the functional currency. The results of operations of OKN in 1999 and 2000 are not indicative of future results of OKN given different nickel market conditions, functional currency and management.

The pro forma financial statements have been prepared using the following facts and assumptions:

    1. OMG acquires the assets and liabilities of OKN in exchange for a total cash payment of $173.2 million.

    2. OMG borrows $187.7 million to finance the acquisition price and estimated financing and related transaction costs of $14.5 million.

    3. The acquired assets and liabilities of OKN are recorded at estimated fair values, as determined by OMG's management, based on information currently available and on current tentative assumptions as to the future operations of OKN. OMG will obtain independent appraisals of the acquired property, plant and equipment, and estimate their remaining useful lives. OMG will also be reviewing and determining the fair value of the other assets acquired and liabilities assumed. Accordingly, the allocation of the purchase price to the acquired assets and liabilities of OKN is subject to revision as a result of the final determination of the purchase price and of appraised and other fair values.

                        OM Group, Inc. and Outokumpu Nickel Oy
                 Unaudited Pro Forma Combined Condensed Balance Sheet
                                 March 31, 2000
                             (Millions of dollars)

                                      OMG        OKN     Pro Forma     Pro Forma
                                   Historical Historical Adjustments   Combined
                                   ---------- ---------- -----------   ---------
ASSETS

Current assets
   Cash and cash equivalents        $    5.5     $  -      $  -        $    5.5
   Accounts receivable                 101.9       84.0     (19.8)(2h)    166.1
   Inventories                         333.1       53.5       4.6 (2a)    391.2
   Other current assets                 66.2       11.1                    77.3
                                      ------     ------    ------      --------
     Total current assets              506.7      148.6     (15.2)        640.1

Property, plant & equipment, net       332.8       79.9      46.5 (2b)    459.2

Other assets
   Goodwill and other intangible
     assets                            182.5                              182.5
   Other assets                         20.0        4.2      12.0 (2c)     36.2

                                    --------     ------    ------      --------
TOTAL ASSETS                        $1,042.0     $232.7    $ 43.3      $1,318.0
                                    ========     ======    ======      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Short-term debt                  $   11.0     $  -      $  -        $   11.0
   Payable to parent company                       42.6     (42.6)(2d)
   Accounts payable                     66.2       69.5     (19.8)(2h)    115.9
   Other accrued expenses               44.6        2.1                    46.7
                                    --------     ------    ------      --------
     Total current liabilities         121.8      114.2     (62.4)        173.6

Long-term debt                         384.9                187.7 (1)     572.6
Payable to parent company                          68.1     (68.1)(2d)
Deferred income taxes                   33.3       12.7      16.1 (2e)     62.1
Other long-term liabilities             37.8        0.2       7.5 (2f)     45.5

Stockholders' equity                   464.2       37.5     (37.5)(2g)    464.2

                                    --------     ------    ------      --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY              $1,042.0     $232.7    $ 43.3     $1,318.0
                                    ========     ======    ======      ========


See accompanying notes.

                 OM Group, Inc. and Outokumpu Nickel Oy
          Notes to Unaudited Pro Forma Combined Condensed Balance Sheet


The adjustments to give pro forma effect to reflect OMG's acquisition of OKN and the estimated purchase price allocation at March 31, 2000 are as follows:

     1. The borrowing by OMG to finance the $173.2 million acquisition price and estimated financing and related transaction costs of $14.5 million.

     2. The allocation of the aggregate purchase price of OKN, and the recognition of the excess of aggregate purchase price over the estimated fair value of net assets acquired, is as follows (in millions):


         a. Adjust inventories to estimated fair value                   $  4.6
         b. Adjust property, plant and equipment to estimated
            fair value                                                     46.5
         c. Record estimated financing costs                               12.0
         d. Eliminate debt not assumed                                    110.7
         e. Establish deferred income tax liability resulting from
            the application of purchase accounting, assuming a
            29% tax rate                                                  (16.1)
         f. Adjust environmental and related legal reserve                 (7.5)
         g. Eliminate net equity, prior to purchase accounting
            adjustments                                                    37.5
         h. Eliminate intercompany accounts, net                            -
                                                                         ------
         Aggregate purchase price and related transaction costs          $187.7
                                                                         ======

                    OM Group, Inc. and Outokumpu Nickel Oy
                Unaudited Pro Forma Combined Statement of Income
                     For the Year Ended December 31, 1999
                 (Millions of dollars, except per share data)


                                    OMG          OKN      Pro Forma    Pro Forma
                                 Historical   Historical  Adjustments  Combined
                                 ----------   ----------  -----------  ---------

Net sales                           $507.0      $341.5      $            $848.5
Cost of products sold                347.5       330.1         4.7 (1a)   682.3
                                    ------      ------      ------       ------
                                     159.5        11.4        (4.7)       166.2

Selling, general and
  administrative expenses             60.8         6.1         2.0 (1b)    68.9
                                    ------      -------     ------       ------

Income (loss) from operations         98.7         5.3        (6.7)        97.3

Other income (expense)
   Interest expense                  (19.1)       (6.5)       (9.1)(1c)   (34.7)
   Interest income                     0.2         1.9                      2.1
   Foreign exchange gain (loss)        0.5       (11.5)       11.5 (1d)     0.5
                                     ------      ------      ------       ------
                                     (18.4)      (16.1)        2.4        (32.1)
                                    ------       ------      ------       ------

Income (loss) before income taxes     80.3       (10.8)       (4.3)        65.2

Income taxes (benefit)                24.5        (3.0)       (1.2)(1e)    20.3

                                    ------      ------      ------       ------
Net income (loss)                   $ 55.8      $ (7.8)     $ (3.1)      $ 44.9
                                    ======      ======      ======       ======

Weighted average number of
common shares outstanding             23.8                                 23.8
(in millions)

Net income per common share          $2.35                                $1.89


Weighted average number of
common shares outstanding
(in millions) - assuming dilution     24.3                                 24.3

Net income per common share -
assuming dilution                    $2.30                                $1.85




See accompanying notes.

                 OM Group, Inc. and Outokumpu Nickel Oy
            Notes to Unaudited Pro Forma Combined Statement of Income


The adjustments to give pro forma effect to OMG's acquisition of OKN for the year ended December 31, 1999 and the estimated purchase price allocation are as follows:

     1.  To reflect OMG's acquisition of OKN (in millions):

         a. Recognize over ten years additional depreciation for
            write-up of property, plant and equipment to estimated
            fair value                                                     $4.7
         b. Amortize the estimated financing costs over 6 years             2.0
         c. Recognize additional interest expense due to $187.7 million increase in consolidated long-term debt to finance the
            acquisition and related transaction costs, assuming an
            interest rate of 8.3%                                           9.1
         d. Reverse foreign exchange loss related to intercompany loans
            not assumed                                                   (11.5)
         e. Record the income tax benefit of the previous adjustments
            assuming a 28% income tax rate                                  1.2
         f. Pro forma net income per common share is computed by dividing net income by the weighted average number of shares outstanding

                      OM Group, Inc. and Outokumpu Nickel Oy
                 Unaudited Pro Forma Combined Statement of Income
                    For the Three Months Ended March 31, 2000
                   (Millions of dollars, except per share data)


                                      OMG         OKN      Pro Forma   Pro Forma
                                   Historical  Historical  Adjustments Combined
                                   ----------  ----------  ----------- ---------

Net sales                             $148.3     $150.0      $           $298.3
Cost of products sold                  106.3      127.0        1.2 (1a)   234.5
                                      ------     ------      -----       ------
                                        42.0       23.0       (1.2)        63.8

Selling, general and
  administrative expenses               15.0        2.0        0.5 (1b)    17.5
                                      ------     -------     -----       ------

Income (loss) from operations           27.0       21.0       (1.7)        46.3

Other income (expense)
   Interest expense                     (5.4)      (1.7)      (2.5)(1c)    (9.6)
   Interest income                       0.1        0.9                     1.0
   Foreign exchange (loss) gain         (0.1)      (6.0)       4.2 (1d)    (1.9)
                                      ------     ------      -----       ------
                                        (5.4)      (6.8)       1.7        (10.5)
                                      ------      ------     -----       ------

Income before income taxes              21.6       14.2         -          35.8

Income taxes                             6.4        4.1         -  (1e)    10.5

                                      ------     ------      -----       ------
Net income                            $ 15.2     $ 10.1       $ -        $ 25.3
                                      ======     ======      =====       ======

Weighted average number of
common shares outstanding
(in millions)                          23.9                                23.9

Net income per common share            $.63                               $1.06


Weighted average number of
common shares outstanding
(in millions) - assuming
dilution                               24.2                                24.2

Net income per common share -
assuming dilution                      $.63                               $1.05



See accompanying notes.

                 OM Group, Inc. and Outokumpu Nickel Oy
            Notes to Unaudited Pro Forma Combined Statement of Income


The adjustments to give pro forma effect to OMG's acquisition of OKN for the three months ended March 31, 2000 and the estimated purchase price allocation are as follows:

     1.  To reflect OMG's acquisition of OKN (in millions):

         a. Recognize over ten years additional depreciation for
            write-up of property, plant and equipment to estimated
            fair value                                                     $1.2
         b. Amortize the estimated financing costs over 6 years             0.5
         c. Recognize additional interest expense due to $187.7 million increase in consolidated long-term debt to finance the
            acquisition and related transaction costs, assuming
            an interest rate of 9.0%.                                       2.5
         d. Reverse foreign exchange loss related to intercompany loans
            not assumed                                                    (4.2)
         e. Record the income tax effect of the previous adjustments
            assuming a 29% income tax rate                                   -
         f. Pro forma net income per common share is computed by dividing net income by the weighted average number of shares outstanding

During the three months ended March 31, 2000, OKN inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2000 purchases. The effect of this liquidation was to increase net income by $6.1 ($0.25 per share).